Exhibit 4.50

AMENDMENT TO SENIOR SECURED PROMISSORY NOTE

FIRST AMENDMENT (“Amendment”) dated as of March 2, 2023 (the “Effective Date”) with respect to that certain Senior Secured Promissory Note due September 05, 2023 accepted and agreed to as of September 5, 2022, and other documents related thereto (together, the “Promissory Note”), by and between Security Matters Limited and Doron Afik as “Subscriber”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Promissory Note.

W I T N E S S E T H:

WHEREAS, pursuant to the Promissory Note, among other things, Subscriber subscribed for and purchased a Note with a value of ILS 1,707,500 (the “Note”); and

WHEREAS, the Company has requested that Subscriber agree to amend the maturity date of the Note, and Subscriber is willing to do so, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment to Promissory Note. The Promissory Note is hereby amended so that any payment otherwise due or payable before March 31, 2024 (including but not limited to any interest payments and payment under redemption of warrants), shall be due on March 31, 2024. The amendment to all such payment dates shall be notwithstanding anything to the contrary in the name or designation of the Note and amends any document related to or referred in or contemplated by the Note (including any security granted in relations thereto) (collectively, the “Related Transaction Documents”).

Section 2. Continuing Effect of Note. Security Matters Limited hereby ratifies, confirms, and reaffirms all and singular the terms and conditions of the Note, the Promissory Note and the Related Transaction Documents, as amended and modified hereby. Security Matters Limited and Subscriber each hereby acknowledges and agrees that the Note and the Related Transaction Documents shall continue to be and shall remain unchanged and in full force and effect in accordance with their respective terms, except as expressly amended and modified by this Amendment. Any terms or conditions contained in this Amendment shall control over any inconsistent terms or conditions in the Promissory Note, the Note or any Related Transaction Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the Effective Date.

SECURITY MATTERS LIMITED

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer

By:	/s/ Amir Bader
Name:	Amir Bader
Title:	Director

SUBSCRIBER:

By:	/s/ Doron Afik
Name:	Doron Afik